EXHIBIT 2.1

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT (this “Amendment”) to that certain Agreement and Plan of Merger by and between MB FINANCIAL, INC. (“MB”) and TAYLOR CAPITAL GROUP, INC. (“TCG”), dated as of July 14, 2013 (the “Agreement”), is entered into as of June 30, 2014, by and between MB and TCG.  Capitalized terms used but not defined herein have the meanings set forth in the Agreement.

WHEREAS, pursuant to Section 8.3 of the Agreement, the Agreement may be amended by MB and TCG, by action taken or authorized by their respective Boards of Directors; and

WHEREAS, the parties desire to enter into this Amendment for the purpose of amending the Agreement as provided herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.                                          Extension of Termination Date.  Section 8.1(c) of the Agreement is hereby amended to read in its entirety as follows:

“(c)                            by either MB or TCG, if the Merger shall not have been consummated on or before September 30, 2014 (the “Termination Date”); provided, that (x) the Termination Date may be extended one or more times, but not to a date later than December 31, 2014, by either MB or TCG on or before the then-current Termination Date, if the only condition to the Closing set forth in Article VII that has not been satisfied as of the tenth day prior to the then-current Termination Date (other than any condition which by its nature can only be satisfied at the Closing) is the receipt of any Requisite Regulatory Approval and such Requisite Regulatory Approval has not been denied by the applicable Governmental Entity or, if it has been denied, such denial has not become final and nonappealable, and no Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement, and (y) the right to terminate this Agreement under this Section 8.1(c) shall not be available to a party whose failure to perform or observe the covenants and agreements of such party set forth in this Agreement shall have resulted in, or principally created, the failure to obtain any Requisite Regulatory Approval prior to the then-current Termination Date;”

Section 2.                                          Amendment.  This Amendment may only be amended, modified, waived or supplemented in the same manner as the Agreement may be amended, modified, waived or supplemented pursuant to Section 8.3 of the Agreement.

Section 3.                                          Successors.  This Amendment is binding on and inures to the benefit of the parties hereto and their respective successors under the Agreement.

Section 4.                                          Agreement Affirmed.  Except as expressly amended, modified and superseded by this Amendment, all terms and provisions of the Agreement shall remain unchanged and in full force and effect without modification, and nothing herein shall operate as a waiver of any party’s rights, powers or privileges under the Agreement.  Notwithstanding anything to the contrary herein, this Amendment does not waive any breaches in the representations, warranties and covenants contained in the Agreement or in any document delivered pursuant hereto.

Section 5.                                          Counterparts.  This Amendment may be executed in counterparts and each of such counterparts shall for all purposes be deemed to be an original, and such counterparts together shall constitute but one and the same instrument.

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The parties have caused this Amendment to be executed by their respective authorized signatories as of the day and year first above written.

MB FINANCIAL, INC.		TAYLOR CAPITAL GROUP, INC.

By:	/s/ Mitchell Feiger	By:	/s/ Mark A. Hoppe
Name:	Mitchell Feiger	Name:	Mark A. Hoppe
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer